UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

May 15, 2008

Date of Report (Date of earliest event reported)

ANWORTH MORTGAGE ASSET CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-13709	52-2059785
(Commission File Number)	(IRS Employer Identification No.)

1299 Ocean Avenue, Suite 250, Santa Monica, California 90401
(Address of Principal Executive Offices) (Zip Code)

(310) 255-4493

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On May 14, 2008, Anworth Mortgage Asset Corporation (the “Company”) entered into a Controlled Equity Offering Sales Agreement (the “Sales Agreement”) with Cantor Fitzgerald & Co. (“Cantor”), to make more shares of our common stock, par value $0.01 per share (the “Common Stock”), 8.625% Series A Cumulative Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and 6.25% Series B Cumulative Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), available pursuant to a controlled equity offering program (the “Program”), under which Cantor acts as sales agent. Under the Program, we may, in our sole discretion, sell from time to time up to 15 million shares of our Common Stock, 1.25 million shares of Series A Preferred Stock and 2 million shares of Series B Preferred Stock. Any sales of shares of Preferred Stock or Common Stock that we elect to make under the Program will be made on the New York Stock Exchange by means of ordinary brokers’ transactions at market prices and through privately negotiated transactions.

We initially instituted the Program with Cantor in December 2002. In 2005, we amended the Program with Cantor to allow for the sale of an additional amount of Common Stock and up to 2 million shares of Series A Preferred Stock pursuant to an Amended and Restated Sales Agreement. In 2007, we entered into a new sales agreement to reinstate and modify the Program, including modifications which (i) reduced the commission rate payable to Cantor; and (ii) permit the sale of Series B Preferred Stock through the Program. In addition to making more shares of stock available for sale under the Program, the May 14, 2008 Sales Agreement reduces the commission rate payable to Cantor to 2.0%.

A copy of the Sales Agreement is attached as Exhibit 1.1 to this Current Report on Form 8-K, and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit #	Description

1.1	Controlled Equity Offering Sales Agreement dated May 14, 2008 by and between Anworth Mortgage Asset Corporation and Cantor Fitzgerald & Co.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ANWORTH MORTGAGE ASSET CORPORATION

Date: May 15, 2008	By:	/s/ Lloyd McAdams
Lloyd McAdams
Chief Executive Officer

EXHIBIT INDEX

Exhibit #	Description

1.1	Controlled Equity Offering Sales Agreement dated May 14, 2008 by and between Anworth Mortgage Asset Corporation and Cantor Fitzgerald & Co.